Exhibit 10.38.3

CVR PARTNERS, LP
LONG-TERM INCENTIVE PLAN
EMPLOYEE PHANTOM UNIT AGREEMENT

THIS AGREEMENT (this “Agreement”), made as of the 26th day of December, 2014 (the “Grant Date”), between CVR Partners, LP, a Delaware limited partnership (the “Partnership”), and the individual grantee designated on the signature page hereof (the “Grantee”).

WHEREAS, the board of directors of CVR GP, LLC, a Delaware limited liability company (the “General Partner”), has adopted the CVR Partners, LP Long-Term Incentive Plan (the “Plan”) in order to provide an additional incentive to certain of the Partnership’s and its Subsidiaries’ and Parents’ employees, officers, consultants and directors; and

WHEREAS, the Committee responsible for administration of the Plan has authorized the grant of Phantom Units to the Grantee as provided herein.

NOW, THEREFORE, the parties hereto agree as follows:

1.Grant of Phantom Units.

(a)    The Partnership hereby grants to the Grantee, and the Grantee hereby accepts from the Partnership on the terms and conditions set forth in this Agreement, an award of ______ Phantom Units. Subject to the terms of this Agreement, each Phantom Unit represents the right of the Grantee to receive, if such Phantom Unit becomes vested, a cash payment equal to the average closing price of the Units for the 10 business days preceding he applicable date of vesting pursuant to Section 2 or Section 3(a) or (b). The reference to the Units of the Partnership is used herein solely to calculate the cash payout, if any, to be awarded to the Grantee in accordance with this Agreement, and does not create any separate rights with respect to the Units of the Partnership or otherwise.

(b)    This Agreement shall be construed in accordance with and consistent with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference). Except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

2.    Vesting Date.

The Phantom Units are unvested on and after the Grant Date and shall vest, with respect to thirty-three and one-third percent (33 – 1/3%) of the total number of Phantom Units granted hereunder, on December 26, 2015, December 26, 2016 and December 26, 2017 (each such date, a “Vesting Date”), provided the Grantee continues to serve as an employee of the Partnership or its Subsidiaries or Parents through the applicable Vesting Date.

3.     Termination of Employment.

(a)     In the event of the Grantee’s termination of employment with the Partnership or one of its Subsidiaries or Parents prior to any Vesting Date by reason of his or her death or Disability, then any Phantom Units scheduled to vest in the year in which such event occurs shall become immediately vested, and all other Phantom Units shall be deemed forfeited and Grantee shall have no rights with respect thereto.

(b)    If (A) the Grantee’s employment is terminated by the Partnership or one of its Subsidiaries or Parents other than for Cause or Disability, or (B) the Grantee resigns from employment with the Partnership or one of its Subsidiaries or Parents for Good Reason, then any Phantom Units scheduled to vest in the year in which such event occurs shall become immediately vested, and all other Phantom Units shall be deemed forfeited and Grantee shall have no rights with respect thereto.

(c)    Any Phantom Units that do not become vested in connection with the Grantee’s termination of employment in accordance with Sections 3(a) or (b) of this Agreement shall be forfeited immediately upon the Grantee’s termination of employment.

(d)    To the extent any payments provided for under this Agreement are treated as “nonqualified deferred compensation” subject to Section 409A of the Code, (i) this Agreement shall be interpreted, construed and operated in accordance with Section 409A of the Code and the Treasury regulations and other guidance issued thereunder, (ii) if on the date of the Grantee’s separation from service (as defined in Treasury Regulation §1.409A-1(h)) with the Partnership or its Subsidiaries or Parents the Grantee is a specified employee (as defined Section 409A of the Code and Treasury Regulation §1.409A-1(i)), no payment constituting the “deferral of compensation” within the meaning of Treasury Regulation §1.409A-1(b) and after application of the exemptions provided in Treasury Regulation §§1.409A-1(b)(4) and 1.409A-1(b)(9)(iii) shall be made to the Grantee at any time prior to the earlier of (A) the expiration of the six (6) month period following the Grantee’s separation from service or (B) the Grantee’s death, and any such amounts deferred during such applicable period shall instead be paid in a lump sum to the Grantee (or, if applicable, to the Grantee’s estate) on the first payroll payment date following expiration of such six (6) month period or, if applicable, the Grantee’s death, and (iii) for purposes of conforming this Agreement to Section 409A of the Code, any reference to termination of employment, severance from employment, resignation from employment or similar terms shall mean and be interpreted as a “separation from service” as defined in Treasury Regulation §1.409A-1(h). For purposes of applying Section 409A of the Code to this Agreement (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that the Grantee may be entitled to receive under this Agreement shall be treated as a separate and distinct payment and shall not collectively be treated as a single payment.

(e)    For purpose of this Section 3, for the avoidance of doubt, and notwithstanding anything herein to the contrary, if the Grantee has an employment agreement with the Partnership or one of its Subsidiaries or Parents that terminates or expires without renewal thereof and the Partnership or one of its Subsidiaries or Parents chooses not to enter into a new employment agreement with the Grantee, then, except as expressly provided under circumstances described in Section 3(a) or (b) above, the Grantee shall not be entitled to any acceleration of vesting or any payments whatsoever pursuant to this Section 3 irrespective of whether the Grantee experiences a termination of employment (for any reason) or continues in the employ of the Partnership or one of its Subsidiaries or Parents on an at-will basis or otherwise.

4.    Distribution Equivalent Rights

The Partnership hereby grants to the Grantee, and the Grantee hereby accepts from the Partnership, one Distribution Equivalent Right for each Phantom Unit granted herein equal to the cash value of all distributions declared and paid by the Partnership on Units from the Grant Date to and including the Vesting Date. The reference to the cash value of such distributions is used herein solely to calculate the cash payout, if any, to be awarded in respect of such Distribution Equivalent Rights and does not create any separate rights with respect to the Distribution Equivalent Rights. The payment of Distribution Equivalent Rights will be deferred until and conditioned upon the underlying Phantom Units becoming vested pursuant to Section 2 or 3 hereof. Upon each Vesting Date, Distribution Equivalent Rights on all vested Phantom Units, with no interest thereon, shall become payable to the Grantee in accordance with Section 5 hereof.

5.    Payment Date.

Within 15 business days following (i) each Vesting Date, or (ii) if, prior to any Vesting Date, the Grantee’s termination of employment with the Partnership or its Subsidiaries or Parents under circumstances described in Section 3(a) or (b), the date of such termination of employment, the Partnership will deliver to the Grantee the cash payment underlying the Phantom Units and Distribution Equivalent Rights (if any) that become vested pursuant to Section 2 or 3 of this Agreement.

6.    Non-transferability.

The Phantom Units may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated, other than by will or by the laws of descent or distribution. The Phantom Units shall not be subject to execution, attachment or other process.

7.    Incentive Compensation Recoupment.

(a)    To the extent not prohibited by applicable law, the Board, in its sole and absolute discretion, may seek reimbursement of any payment made to Grantee in respect of the Phantom Units granted hereunder if (A) Grantee is currently or was previously designated as an “officer” by the Board for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (such designation, “Officer”), and (B) Grantee, in the judgment of the Board, commits misconduct or a gross dereliction of duty that results in a material violation of Partnership policy and causes significant harm to the Partnership or its Subsidiaries or Parents while serving in his or her capacity as an Officer. In such event, (x) if Grantee is a current Officer, the Board may seek reimbursement of all or a portion of any such payment made to Grantee during the one-year period preceding the date on which such misconduct or dereliction of duty was discovered by the Partnership or its Subsidiaries or Parents, or (y) if Grantee is a former Officer, the Board may seek reimbursement of all or a portion of any such payment made to Grantee during the one-year period preceding the last date on which Grantee was an Officer.

(b)     To the extent not prohibited by applicable law, if Grantee is an Officer, the Board may, in its sole discretion, seek reimbursement of any payment made to Grantee in respect of the Phantom Units granted hereunder in the event of a restatement of the Partnership’s (or its Subsidiaries’ or Parents’) financial results (occurring due to material noncompliance with any financial reporting requirements under applicable securities laws) that reduced a previously granted payment made to Grantee in respect of the Phantom Units granted hereunder.  In that event, the Board will seek to recover the amount of any such payment made to Grantee that exceeded the amount that would have been paid based on the restated financial results.

(c)    If the Partnership or its Subsidiaries or Parents subsequently determines that it is required by law to apply a “clawback” or alternate recoupment provision to the Phantom Units granted hereunder, under the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, then such clawback or recoupment provision also shall apply to such Phantom Units, as if it had been included on the effective date of this Agreement.

8.    No Right to Continued Employment.

Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Grantee any right with respect to continuance of employment by the Partnership or any of its Subsidiaries or Parents, nor shall this Agreement or the Plan interfere in any way with the right of the Partnership and its Subsidiaries and Parents to terminate the Grantee’s employment therewith at any time.

9.    Withholding of Taxes.

The Grantee shall pay to the Partnership, or the Partnership and the Grantee shall agree on such other arrangements necessary for the Grantee to pay, the applicable federal, state and local income taxes required by law to be withheld (the “Withholding Taxes”), if any, upon the vesting or payment of the Phantom Units. The Partnership shall have the right to deduct from any payment of cash to the Grantee an amount equal to the Withholding Taxes in satisfaction of the Grantee’s obligation to pay Withholding Taxes.

10.    Grantee Bound by the Plan.

The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

11.    Modification of Agreement.
This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto; provided, however, that the Partnership may modify or amend this Agreement without the written consent of the Grantee to the extent that such action is necessary for compliance with an applicable law, regulation or exchange requirement that impacts this Agreement. No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the time or at any prior or subsequent time.

12.    Severability.
Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

13.    Governing Law.
The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to the conflicts of laws principles thereof.

14.    Entire Understanding.
This Agreement embodies the entire understanding and agreement of the parties in relation to the subject matter hereof, and no promise, condition, representation or warranty, expressed or implied, not herein stated, shall bind either party hereto.
15.    Rights as Equity Holder.
In no event whatsoever shall the Grantee possess any incidents of ownership in any equity of the Partnership with respect to the Phantom Units granted hereunder.

16.    Successors in Interest.
This Agreement shall inure to the benefit of and be binding upon any successor to the Partnership. This Agreement shall inure to the benefit of the Grantee’s beneficiaries, heirs, executors, administrators, successors and legal representatives. All obligations imposed upon the Grantee and all rights granted to the Partnership under this Agreement shall be final, binding and conclusive upon the Grantee’s beneficiaries, heirs, executors, administrators, successors and legal representatives.

17.    Unfunded Status. The Phantom Units constitute an unfunded and unsecured promise of the Partnership to deliver (or cause to be delivered) to the Grantee, subject to the terms and conditions of this Agreement, cash on the applicable vesting date for the applicable portion of such

Phantom Units as provided herein. By accepting this grant of Phantom Units, the Grantee understands that this grant does not confer any legal or equitable right (other than those constituting the Phantom Units) against the Partnership or any of its Affiliates, directly or indirectly, or give rise to any cause of action at law or in equity against the Partnership or any of its Affiliates. The rights of the Grantee (or any person claiming through the Grantee) under this Agreement shall be solely those of an unsecured general creditor of the Partnership.

18.    Resolution of Disputes.
Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee (in its sole and absolute discretion). Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Partnership for all purposes.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

CVR PARTNERS, LP By: CVR GP, LLC, its general partner	GRANTEE
______________________________ Name:	______________________________ Name:

[Signature Page to Phantom Unit Agreement]